UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2006

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 10, 2006 Ferro Corporation (the "Company") announced plans to restructure certain operations of the Company’s Electronic Materials and Color and Glass Performance Materials segments.

The restructuring in the Electronic Materials business will result in the closing of the Company’s manufacturing facilities in Niagara Falls, New York by the end of 2007. The production volume currently manufactured at that site will be distributed to other existing sites within the Company’s Electronic Materials operations. The Company expects a net reduction of approximately 110 employee positions by the end of 2007 as a result of the plant closing and the redistribution of production to other sites. The Company has begun discussions with the union representing certain workers at the Niagara Falls location regarding the expected employee reductions.

The restructuring in the Color and Glass Performance Materials business is part of a larger restructuring of the Company’s European operations that was announced in the third quarter of 2006. This portion of the restructuring program involves the proposed transfer of decorative colors production from Frankfurt, Germany to Colditz, Germany. A final decision to proceed with this restructuring program will be made after the Company has completed required consultations with employee representatives at the affected sites. If a transfer is made from Frankfurt to Colditz, it would result in the elimination of approximately 30 positions during 2007.

The annual pre-tax cost savings from these actions are expected to be approximately $11 million per year by 2008.

These restructuring programs are expected to result in pre-tax charges that will total about $30 million. Approximately $24 million of the charges are expected to be incurred in the quarter ending December 31, 2006. Of this amount, approximately $17 million will be non-cash charges including asset impairments, accelerated depreciation and the write-off of intangibles. In addition, the Company expects to incur between $1 million to $2 million in accelerated depreciation for previously announced restructuring activities within its European operations during the fourth quarter of 2006.

The remainder of the total restructuring charges from these actions will be recorded in future quarters, with the bulk of the charges expected to be incurred in the quarters ending March 31, 2007 and June 30, 2007.

Item 7.01 Regulation FD Disclosure.

On Monday, November 13, the Company issued a press release announcing the restructuring action in the Electronic Materials business. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

November 13, 2006	By:	Thomas M. Gannon

Name: Thomas M. Gannon
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release